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                                                                     EXHIBIT 5.1



                     [LETTERHEAD OF FOLEY, HOAG & ELIOT LLP]


                                                              November 26, 1997


PRI Automation, Inc.
805 Middlesex Turnpike
Billerica, Massachusetts  01821

Ladies and Gentlemen:

          We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by PRI Automation, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 158,345 shares (the "Shares") of its Common Stock, $0.01 par value per share ("Common Stock"), issuable pursuant to the following plans and agreements: (a) Nonqualified Stock Option granted by the Company to Mark Johnston dated October 29, 1997; (b) Nonqualified Stock Option granted by the Company to Donald A. Rosenthal dated October 29, 1997; (c) Nonqualified Stock Option granted by the Company to Paul Sutton dated October 29, 1997; and (d) Interval Logic Corporation 1995 Stock Option Plan (collectively, the "Plans").

          In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Restated Articles of Organization of the Company, as amended, and the Amended and Restated By-Laws of the Company;
(b) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company; and (c) the Plans. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
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PRI Automation, Inc.
November 26, 1997
Page 2

     Based upon the foregoing, it is our opinion that:

     1. the Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement;

     2. the Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares; and

     3. when certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the Plans and any options relating to such Plans, the Shares will be validly and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                            Very truly yours,

                                            FOLEY, HOAG & ELIOT LLP



                                            By: /s/ William R. Kolb
                                               ----------------------------
                                               A Partner